 Exhibit 99.1

DANVERS BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:	April 28, 2011

Contacts:	Kevin T. Bottomley	L. Mark Panella
	President and CEO	Executive Vice President and CFO

Phone:	(978) 739-0263	(978) 739-0217
Email:	kevin.bottomley@danversbank.com	mark.panella@danversbank.com

Danvers Bancorp, Inc. Reports Results for the Three Months Ended March 31, 2011

DANVERS, MASSACHUSETTS (April 28, 2011): Danvers Bancorp, Inc. (the “Company”) (NASDAQ: DNBK), the holding company for Danversbank, today reported net income of $3.2 million for the quarter ended March 31, 2011, compared to $4.3 million for the same quarter in 2010.  Increases in net interest income and non-interest income were offset by $2.3 million in expenses related to the proposed merger with People’s United Financial, Inc. (“Peoples United”) during the 2011 quarter.  Also contributing to the offset in income were increased salaries and benefits expense, occupancy, other operating expenses and the provision for income taxes.  Net interest income for the quarter ended March 31, 2011 improved by $2.3 million, or 10.9%, when compared to the same period in 2010.

Compared to the quarter ended December 31, 2010, net income decreased by $1.7 million, or 34.1%.  Increases in net interest income and a decline in provision for loan losses and income tax expense were offset by the aforementioned merger expenses and increased salaries and benefits expense, occupancy and other operating expenses.

Proposed Merger

On January 20, 2011, the Company announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with People’s United, a Delaware corporation.  Pursuant to the Merger Agreement, People’s United will acquire the Company in a 55% stock and 45% cash merger transaction valued at approximately $493 million, based on the 10-day average closing price of People’s United’s common stock for the period ended January 19, 2011.

The Merger Agreement provides that the Company will be merged with and into People’s United (the “Merger”), with People’s United continuing as the surviving corporation.  Simultaneously with the effective time of the Merger, the Company’s subsidiary bank, Danversbank, will be merged with and into People’s United subsidiary bank, People’s United Bank, with People’s United Bank continuing as the surviving entity.  The Company anticipates that the Merger will close in the second quarter of 2011, subject to approval by bank regulatory authorities and by the stockholders of the Company.  People’s United’s shareholder approval is not required for the Merger.

Under the terms and conditions of the Merger Agreement, the Company’s stockholders have the right to elect to receive (i) $23.00 in cash or (ii) 1.624 shares of People’s United common stock for each share of Company common stock, subject to customary pro ration provisions, whereby 55% of Company shares are exchanged for stock and 45% for cash.

“I’m confident that this transaction will benefit Danvers Bancorp shareholders, customers and employees,” said Kevin T. Bottomley, Chairman, President and Chief Executive Officer of Danvers Bancorp. “People’s United brings substantial resources for increased lending, additional products and services and opportunities for professional development for our employees. When coupled with our highly experienced lending staff and extensive eastern Massachusetts branch network, the combined organization will be well positioned to compete.”

DANVERS BANCORP, INC.

Selected 2011 first quarter and annual financial highlights include:

•	Non-performing assets to total assets of 0.55% compared to 0.70% for Q1 ‘10 and 0.52% for Q4 ‘10;
•	Net interest margin of 3.43% compared to 3.66% for Q1 ‘10 and 3.53% for Q4 ‘10;
•	Net interest income increased 10.9% compared to Q1 ‘10 and 1.7% compared to Q4 ‘10;
•	Non-interest income increased 24.8% compared to Q1 ‘10 and decreased 13.4% compared to Q4 ‘10;
•	1% annualized loan growth in 2011; and
•	5% annualized deposit growth in 2011.

Earnings per share basic and diluted for the first quarter of 2011 and 2010 were $0.16 and $0.21, respectively.  Earnings per share basic and diluted for the quarter ended December 31, 2010 was $0.25.

Dividend Declared

The Board of Directors of the Company has declared a cash dividend on its common stock of $0.04 per share.  The dividend will be paid on or after May 13, 2011 to shareholders of record as of April 29, 2011.

2011 Earnings Summary

The Company’s net interest income increased $2.3 million, or 10.9%, during the first quarter of 2011 compared to the same period in 2010.  This increase is attributable to the overall growth of the Company and, in particular, the growth of the loan portfolio.  The Company’s net interest margin (“NIM”) decreased by 23 basis points from 3.66% for the quarter ended March 31, 2010 to 3.43% for the quarter ended March 31, 2011.  The decline was due primarily to a 48 basis point decline in the yield on earning assets between the comparable periods.

The Company’s first quarter 2011 net interest income increased slightly by $395,000, or 1.7%, compared to the fourth quarter of 2010.  Higher volume of interest earning assets early in the quarter slightly offset a decline in the NIM.  We experienced a 22 basis point decrease in the yield on earning assets, while the cost of interest-bearing liabilities declined by 16 basis points.  As a result, the Company’s NIM decreased from 3.53% to 3.43% between the periods.

“Deposit funding is still reasonably abundant at the moment and these balances can be acquired at a reasonable cost.  The competition for new loan originations remains extremely challenging and it continues to pressure our loan pricing and net interest margin as a result,” mentioned Mr. Bottomley.

Non-interest income for the first quarter of 2011 totaled $3.3 million, an increase of $661,000, or 24.8%, compared to the first quarter of 2010.  The improvement was primarily due to an increase of $231,000 in net gain on sales of loans, $229,000 in net gain on sales of securities and a $279,000 increase in the other operating income that was primarily related to an increase in debit card fee income.

Non-interest income for the first quarter of 2011 decreased $514,000, or 13.4%, compared to the fourth quarter of 2010.  The difference relates to gains on limited partnership investments that the Company recognized during the fourth quarter of 2010.  While the Company’s general levels of non-interest revenues have shown incremental improvement, developing additional and meaningful sources of non-interest income remains a significant challenge.

DANVERS BANCORP, INC.

Non-interest expense increased $3.8 million, or 21.7%, between the quarters ended March 31, 2011 and 2010, respectively, due primarily to $2.3 million in merger related expenses and secondarily to increases in salaries and employee benefits and occupancy expense as a result of the additional personnel and branches related to the overall expansion of the Company’s branch network.

Non-interest expense increased by $3.1 million, or 16.8%, for the first quarter of 2011 compared to the fourth quarter of 2010.  This increase was primarily due to $2.3 million in merger related expenses.

Since the fully taxable components of the Company’s revenues have increased as a result of the Beverly acquisition and organic growth of the franchise, the Company’s 2011 effective tax rate has increased when compared to the same period in 2010.  As of March 31, 2011, the Company’s effective tax rate was 17.6%.

Balance Sheet Summary

Total assets decreased by $78.9 million, or 2.8%, for the quarter ended March 31, 2011.  Net loans (including loans held for sale) increased $4.8 million, or 0.3%, securities, in aggregate, decreased by $86.7 million, or 9.9%, and cash and cash equivalents remained flat for the quarter.  On the liability side, deposit balances increased by $25.2 million, or 1.2%, for the quarter ended March 31, 2011.  For ALCO purposes, management chose to sell some long-term fixed-rate residential mortgage loans during the quarter.  The bulk of the sales activity was included in one package of loans totaling $25.9 million.  In addition, the combination of sales, calls, maturities and scheduled cash flow resulted in a sizeable decline in the Company’s securities portfolio.  These declines were only partially offset by increases in commercial and industrial (“C&I”) and permanent commercial real estate loan balances during the period.

The Company experienced a slight decline in its asset quality metrics for the quarter ended March 31, 2011.  Non-performing assets (“NPAs”) totaled $15.1 million at March 31, 2011 compared to $14.8 million at December 31, 2010. NPAs were $19.2 million at March 31, 2010.  NPAs as a percentage of total assets increased to 55 basis points at the end of the current quarter.  This compares to NPA metrics of 52 basis points and 70 basis points for the quarters ended December 31, 2010 and March 31, 2010, respectively.  At March 31, 2011, total NPAs consisted of $12.7 million in loans considered impaired and on non-accrual, $880,000 in performing troubled debt restructures and $1.5 million in other real estate owned (“OREO”).  As has been the case in the most recent quarters, the number of problem credits being resolved has been largely offset by an equal number of new problem credits.  At March 31, 2011, the OREO balance consists of four separate properties.

Notwithstanding the current economic and employment conditions, the Company’s asset quality metrics and delinquency trends continue to be stable and favorable when compared to many industry peers.  The first quarter provision for loan losses for both 2011 and 2010 was $1.2 million.  The provision was $1.75 million for the fourth quarter of 2010.  The allowance for loan losses increased $1.0 million, or 5.8%, for the quarter and represents 1.06% of total loans at March 31, 2011.  Net charge-offs for the quarter ended March 31, 2011 were $170,000.  By comparison, net charge-offs were $390,000 for the comparable period in 2010.  The allowance represents 139.0% of non-performing loans at March 31, 2011 compared to 97.2% at March 31, 2010.

Deposits increased by $25.2 million, or 1.2%, during the first quarter of 2011. During the quarter, the Company experienced increases in demand, savings and NOW and money market account deposit categories.  This growth is attributable to the Company’s expanded retail branch presence and online banking initiatives.  The Company opened its first Boston retail location in the first quarter of 2010 and its Needham location in the third quarter of 2010.  The previously announced Lexington branch is tentatively scheduled to open during the second quarter of 2011.  Despite the low levels of short-term interest rates, the Company has experienced success in raising core deposit balances.

DANVERS BANCORP, INC.

Short-term Federal Home Loan Bank (“FHLB”) advances, repurchase agreements and Federal Reserve Board short-term advances declined by $70.0 million, or 41.7%, $11.9 million, or 26.2% and $1.0 million, respectively, at March 31, 2011 compared to December 31, 2010.  Management has selectively replaced some short- and long-term borrowing with the aforementioned deposit inflows and in the process has lessened the Company’s reliance on any single funding source.  The Company had approximately $187.9 million in various FHLB term advances outstanding and an additional $131.4 million in short-term borrowings at March 31, 2011.  The Company’s short-term borrowings consist of short-term FHLB advances and overnight customer repurchase agreements.  From a funding and liquidity perspective, the Company has ready access to a number of large, stable and well-diversified short-term funding sources and these alternatives are available at competitive rates given the current rate environment.  On February 8, 2011, in order to take advantage of the current interest rate environment, the Company exercised the call provision on its Danvers Capital Trust II subordinated debt issuance in the amount of $10,392,000.  The transaction consisted of principal and interest of $10,310,000 and $82,000, respectively.

Company Profile

Danvers Bancorp, Inc., the holding company for Danversbank, is headquartered in Danvers, Massachusetts.  The Company has grown to $2.8 billion in assets through acquisitions and internal growth, including de novo branching.  We conduct business from our main office located at One Conant Street, Danvers, Massachusetts, and our 27 other branch offices located in Andover, Beverly, Boston, Cambridge, Chelsea, Danvers, Hamilton, Malden, Manchester, Middleton, Needham, Peabody, Reading, Revere, Salem, Saugus, Topsfield, Waltham, Wilmington and Woburn, Massachusetts.  Our business consists primarily of making loans to our customers, including C&I loans, commercial real estate loans, owner-occupied residential mortgages and consumer loans and investing in a variety of investment securities.  We fund these lending and investment activities with deposits from our customers, funds generated from operations and selected borrowings. We also provide wealth management and trust services, treasury management, debit and credit card products and online banking services.  Additional information about the Company and its subsidiaries is available at www.danversbank.com.

Forward Looking Statements

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management.  Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions.  As a result, actual results may differ from those contemplated by these statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” “project,” “seek,” “plan” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the risk factors described in the Company’s December 31, 2010 Annual Report on Form 10-K, filed March 15, 2011, as updated by our Quarterly Reports on Form 10-Q, that adversely affect the business in which Danvers Bancorp, Inc. is engaged and changes in the securities market.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call.  The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

DANVERS BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2011	2010
	(In thousands)
ASSETS
Cash and cash equivalents	$30,292	$30,282
Securities available for sale, at fair value	641,332	723,610
Securities held to maturity, at cost	148,267	152,731
Loans held for sale	192	2,881
Loans	1,791,291	1,782,741
Less allowance for loan losses	(18,930)	(17,900)
Loans, net	1,772,361	1,764,841

Restricted stock, at cost	18,172	18,172
Premises and equipment, net	41,198	39,793
Bank-owned life insurance	34,533	34,250
Other real estate owned	1,506	832
Accrued interest receivable	10,453	9,845
Deferred tax asset, net	16,977	15,675
Goodwill and intangible assets	32,616	33,119
Prepaid FDIC assessment	5,539	6,215
Other assets	20,987	21,099
	$2,774,425	$2,853,345

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$258,426	$246,973
Savings and NOW accounts	455,084	449,036
Money market accounts	860,203	837,647
Term certificates over $100,000	336,895	344,165
Other term certificates	214,629	222,205
Total deposits	2,125,237	2,100,026
Short-term borrowings	131,440	214,330
Long-term debt	187,946	196,778
Subordinated debt	19,655	29,965
Accrued expenses and other liabilities	24,032	26,972
Total liabilities	2,488,310	2,568,071

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value, 10,000,000 shares authorized;
none issued	-	-
Common stock; $0.01 par value, 60,000,000 shares authorized; 22,316,125 shares
issued	223	223
Additional paid-in capital	239,665	239,163
Retained earnings	90,489	88,067
Accumulated other comprehensive loss	(3,975)	(2,102)
Unearned restricted shares - 398,861 and 530,558 shares at March 31, 2011
and December 31, 2010, respectively	(4,902)	(5,331)
Unearned compensation - ESOP; 1,195,447 and 1,213,290 shares at
March 31, 2011 and December 31, 2010, respectively	(11,954)	(12,133)
Treasury stock, at cost; 1,629,533 and 1,592,382 shares at March 31, 2011
and December 31, 2010, respectively	(23,431)	(22,613)
Total stockholders' equity	286,115	285,274
	$2,774,425	$2,853,345

DANVERS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(Dollars in thousands, except
Interest and dividend income:	per share amounts)
Interest and fees on loans	$24,161	$23,389
Interest on debt securities:
Taxable	6,357	5,381
Non-taxable	580	242
Dividends on equity securities	14	-
Interest on cash equivalents and certificates of deposit	3	47
Total interest and dividend income	31,115	29,059

Interest expense:
Interest on deposits:
Savings and NOW accounts	1,235	1,053
Money market accounts	2,105	2,255
Term certificates	2,476	2,597
Interest on short-term borrowings	171	96
Interest on long-term debt and subordinated debt	2,084	2,277
Total interest expense	8,071	8,278
Net interest income	23,044	20,781
Provision for loan losses	1,200	1,200
Net interest income, after provision for loan losses	21,844	19,581

Non-interest income:
Service charges on deposits	1,113	1,084
Loan servicing fees	119	58
Net gain on sales of loans	330	99
Net gain on sales of securities	300	71
Loss on limited partnerships, net	(180)	(34)
Increase in cash surrender value of bank-owned life insurance	283	316
Trust services	404	393
Other operating income	954	675
Total non-interest income	3,323	2,662

Non-interest expenses:
Salaries and employee benefits	10,459	9,856
Occupancy	2,531	2,089
Equipment	1,022	1,020
Outside services	819	546
Other real estate owned expense	108	186
Deposit insurance expense	729	582
Advertising expense	138	209
Merger expense	2,288	-
Other operating expense	3,188	2,998
Total non-interest expenses	21,282	17,486
Income before income taxes	3,885	4,757
Provision for income taxes	684	506
Net income	$3,201	$4,251

Weighted-average shares outstanding:
Basic	19,495,533	20,423,418
Diluted	19,843,457	20,423,418

Earnings per share:
Basic	$0.16	$0.21
Diluted	$0.16	$0.21

DANVERS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,	December 31,
	2011	2010
	(Dollars in thousands,
	except per share amounts)
Interest and dividend income:
Interest and fees on loans	$24,161	$25,162
Interest on debt securities:
Taxable	6,357	5,500
Non-taxable	580	498
Dividends on equity securities	14	-
Interest on cash equivalents and certificates of deposit	3	20
Total interest and dividend income	31,115	31,180

Interest expense:
Interest on deposits:
Savings and NOW accounts	1,235	1,268
Money market accounts	2,105	2,433
Term certificates	2,476	2,510
Interest on short-term borrowings	171	64
Interest on long-term debt and subordinated debt	2,084	2,256
Total interest expense	8,071	8,531
Net interest income	23,044	22,649
Provision for loan losses	1,200	1,750
Net interest income, after provision for loan losses	21,844	20,899

Non-interest income:
Service charges on deposits	1,113	1,136
Loan servicing fees	119	35
Net gain on sales of loans	330	220
Net gain on sales of securities, net of impairment write-down	300	-
Gain (loss) on limited partnerships, net	(180)	717
Increase in cash surrender value of bank-owned life insurance	283	346
Trust services	404	373
Other operating income	954	1,010
Total non-interest income	3,323	3,837

Non-interest expenses:
Salaries and employee benefits	10,459	10,020
Occupancy	2,531	2,073
Equipment	1,022	1,071
Outside services	819	575
Other real estate owned expense	108	176
Deposit insurance expense	729	706
Advertising expense	138	416
Merger expense	2,288	-
Other operating expense	3,188	3,183
Total non-interest expenses	21,282	18,220
Income before income taxes	3,885	6,516
Provision for income taxes	684	1,661
Net income	$3,201	$4,855

Weighted-average shares outstanding:
Basic	19,495,533	19,612,520
Diluted	19,843,457	19,767,484

Earnings per share:
Basic	$0.16	$0.25
Diluted	$0.16	$0.25

DANVERS BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(Unaudited)

	Three Months Ended March 31,
	2011				2010
	Average		Interest	Average	Average		Interest	Average
	Outstanding		Earned/	Yield/	Outstanding		Earned/	Yield/
	Balance		Paid	Rate (1)	Balance		Paid	Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents and
certificates of deposit	$7,055		$3	0.17%	$27,052		$47	0.69%
Debt securities: (2)
U.S. Government	-		-	-	15,493		6	0.15
Gov't-sponsored enterprises	480,766		3,506	2.92	218,927		1,943	3.55
Mortgage-backed	321,165		2,848	3.55	294,141		3,129	4.26
Municipal bonds	53,593		580	4.33	24,417		242	3.96
Other	1,062		3	1.13	10,310		303	11.76
Restricted stock	18,172		14	0.31	18,951		-	-
Real estate mortgages (3)	918,151		12,548	5.47	967,439		13,650	5.64
C&I loans (3)	693,367		9,556	5.51	567,021		8,215	5.80
IRBs (3)	188,201		2,022	4.30	124,625		1,468	4.71
Consumer loans (3)	3,105		35	4.51	3,644		56	6.15
Total interest-earning assets	2,684,637		31,115	4.64	2,272,020		29,059	5.12
Allowance for loan losses	(18,258)				(15,083)
Total earning assets less allowance
for loan losses	2,666,379				2,256,937
Non-interest-earning assets	183,187				206,360
Total assets	$2,849,566				$2,463,297

Interest-bearing liabilities:
Deposits:
Savings and NOW accounts	$454,208		1,235	1.09	$396,621		1,053	1.06
Money market accounts	842,058		2,105	1.00	653,047		2,255	1.38
Term certificates	561,103		2,476	1.77	558,538		2,597	1.86
Total deposits	1,857,369		5,816	1.25	1,608,206		5,905	1.47
Borrowed funds:
Short-term borrowings	213,672		171	0.32	86,494		96	0.44
Long-term debt	193,914		1,654	3.41	216,992		1,835	3.38
Subordinated debt	24,008		430	7.16	29,965		442	5.90
Total interest-bearing liabilities	2,288,963		8,071	1.41	1,941,657		8,278	1.71
Non-interest-bearing deposits	252,534				213,156
Other non-interest-bearing liabilities	21,992				20,612
Total non-interest-bearing liabilities	274,526				233,768
Total liabilities	2,563,489				2,175,425
Stockholders' equity	286,077				287,872
Total liabilities and stockholders' equity	$2,849,566				$2,463,297

Net interest income			$23,044				$20,781
Net interest rate spread (4)				3.23%				3.41%
Net interest-earning assets (5)	$395,674				$330,363
Net interest margin (6)				3.43%				3.66%
Ratio of interest-earning assets
to total interest-bearing liabilities	1.17	x			1.17	x

(1) Yields are annualized.
(2) Average balances are presented at average amortized cost.
(3) Average loans include non-accrual loans and are net of average deferred loan fees/costs.
(4) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average total interest-earning assets.

DANVERS BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(Unaudited)

	Three Months Ended
	March 31, 2011				December 31, 2010
	Average		Interest	Average	Average		Interest	Average
	Outstanding		Earned/	Yield/	Outstanding		Earned/	Yield/
	Balance		Paid	Rate (1)	Balance		Paid	Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents and
certificates of deposit	$7,055		$3	0.17%	$40,567		$20	0.20%
Debt securities: (2)
Gov't-sponsored enterprises	480,766		3,506	2.92	375,638		2,869	3.06
Mortgage-backed	321,165		2,848	3.55	298,353		2,629	3.52
Municipal bonds	53,593		580	4.33	47,130		498	4.23
Other	1,062		3	1.13	1,062		2	0.75
Restricted stock	18,172		14	0.31	18,172		-	-
Real estate mortgages (3)	918,151		12,548	5.47	913,745		12,828	5.62
C&I loans (3)	693,367		9,556	5.51	696,436		10,426	5.99
IRBs (3)	188,201		2,022	4.30	169,379		1,867	4.41
Consumer loans (3)	3,105		35	4.51	3,305		41	4.96
Total interest-earning assets	2,684,637		31,115	4.64	2,563,787		31,180	4.86
Allowance for loan losses	(18,258)				(16,845)
Total earning assets less allowance
for loan losses	2,666,379				2,546,942
Non-interest-earning assets	183,187				193,772
Total assets	$2,849,566				$2,740,714

Interest-bearing liabilities:
Deposits:
Savings and NOW accounts	$454,208		1,235	1.09	$450,830		1,268	1.13
Money market accounts	842,058		2,105	1.00	850,142		2,433	1.14
Term certificates	561,103		2,476	1.77	557,471		2,510	1.80
Total deposits	1,857,369		5,816	1.25	1,858,443		6,211	1.34
Borrowed funds:
Short-term borrowings	213,672		171	0.32	74,564		64	0.34
Long-term debt	193,914		1,654	3.41	204,103		1,789	3.51
Subordinated debt	24,008		430	7.16	30,073		467	6.21
Total interest-bearing liabilities	2,288,963		8,071	1.41	2,167,183		8,531	1.57
Non-interest-bearing deposits	252,534				260,241
Other non-interest-bearing liabilities	21,992				22,781
Total non-interest-bearing liabilities	274,526				283,022
Total liabilities	2,563,489				2,450,205
Stockholders' equity	286,077				290,509
Total liabilities and stockholders' equity	$2,849,566				$2,740,714

Net interest income			$23,044				$22,649
Net interest rate spread (4)				3.23%				3.29%
Net interest-earning assets (5)	$395,674				$396,604
Net interest margin (6)				3.43%				3.53%
Ratio of interest-earning assets
to total interest-bearing liabilities	1.17	x			1.18	x

(1) Yields are annualized.
(2) Average balances are presented at average amortized cost.
(3) Average loans include non-accrual loans and are net of average deferred loan fees/costs.
(4) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average total interest-earning assets.

DANVERS BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(Unaudited)

At or For
At or For the	the Three
Three Months Ended	Months Ended
March 31,	December 31,
2011	2010	2010

Performance Ratios:

Return on assets (ratio of income to average total assets) (1)	0.45%	0.69%	0.71%
Return on equity (ratio of income to average equity) (1)	4.48%	5.91%	6.68%
Net interest rate spread (1) (2)	3.23%	3.41%	3.29%
Net interest margin (1) (3)	3.43%	3.66%	3.53%
Efficiency ratio (4)	78.81%	72.22%	66.83%
Non-interest expenses to average total assets (1)	2.99%	2.84%	2.66%
Average interest-earning assets to interest-bearing liabilities	1.17	x	1.17	x	1.18	x

Asset Quality Ratios:

Non-performing assets to total assets	0.55%	0.70%	0.52%
Non-performing loans to total loans	0.76%	0.96%	0.78%
Allowance for loan losses to non-performing loans	138.97%	97.15%	128.51%
Allowance for loan losses to total loans	1.06%	0.93%	1.00%

Capital Ratios:

Risk-based capital (to risk-weighted assets)	15.05%	16.60%	15.36%
Tier 1 risk-based capital (to risk-weighted assets)	14.09%	15.72%	14.45%
Tier 1 leverage capital (to average assets)	9.80%	11.52%	10.44%
Stockholders' equity to total assets	10.31%	11.82%	10.00%
Average stockholders' equity to average assets	10.04%	11.69%	10.60%

(1) Ratios are annualized.
(2) The net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) The net interest margin represents net interest income divided by average total interest-earning assets.
(4) The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income.